EXHIBIT 10.2
First Amendment
to the
Bowater Incorporated
Mid-Term Incentive Plan
     WHEREAS, Bowater Incorporated, a Delaware corporation (the “Corporation”), established the Bowater Incorporated Mid-Term Incentive Plan (the “Plan”), and
     WHEREAS, the Corporation has granted the power to amend the Plan to the Human Resources and Compensation Committee of the Board of Directors (the “Committee”),
     WHEREAS, the Committee desires to amend the Plan;
     NOW, THEREFORE, effective as of January 25, 2005 (the “Effective Date”), the first sentence of Section 7 of the Plan shall be deleted and restated as follows:
“Section 7. Change in Control
     Notwithstanding any other provision of the Plan, if a Change in Control of the Company shall have occurred, the Company shall pay each Participant an Award which equals his annual base salary rate as of the date of the Change in Control times one-half the Maximum Payout Percentage Award for each Plan cycle that has begun, subject to proration in the manner provided under provisions of Section 6.1 for Participants whose employment terminated before the Change in Control under the circumstances described in Section 6.1, but not to the proration provisions of Section 4.2.”
     Subject to the foregoing, the remaining provisions in Section 7 and in all other Sections in the Plan shall remain in full force and effect on and after the Effective Date. Capitalized terms not defined in this amendment shall have the meaning ascribed to them in the Plan.
     IN WITNESS WHEREOF, Bowater Incorporated has caused this First Amendment to be executed by a duly authorized officer of the Corporation on behalf of the Committee.

BOWATER INCORPORATED
By:	/s/ James T. Wright
James T. Wright
Senior Vice President — Human Resources Date Signed: 5/13/2005